Registration No. 33-49788
                                                                Rule 424(b)(3)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 20, 1992

                Merrill Lynch Mortgage Investors, Inc., Seller
                    PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
                      Series 1992F, Class B (Subordinate)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
       -----------------------------------------------------------------

     On August 20, 1992, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992F, Class B (the "Class B Certificates") were issued in an approximate original aggregate principal amount of $15,350,000. The Class B Certificates represented beneficial interests of approximately 5.00% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of August 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "The Master Servicer - MLCC and its PrimeFirst Mortgage
Program--Delinquency and Loan Loss Experience" on pages 25 and 26 of the Prospectus are hereby updated, in their entirety, as follows:



                                      PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                  (Dollars in Thousands)

                                       December 31, 2000            December 31, 1999            December 31, 1998
                                    ------------------------     -----------------------      -------------------------
                                       Number of                 Number of                     Number of
                                      PrimeFirst    Principal    PrimeFirst     Principal      PrimeFirst      Principal
                                        Loans        Amount        Loans          Amount         Loans          Amount
                                      ----------    ---------    ----------     ---------      ----------      ---------

PrimeFirst Loans
  Outstanding...................         17,917    $6,750,058        11,223    $4,526,896         11,263       $4,408,862
                                      ----------   -----------    ----------   -----------      ----------     ----------
Delinquency Period
  30-59 Days....................            486     $ 197,046           199      $ 76,666            184         $ 77,751
  60-89 Days....................             55        28,746            38        15,834             26            9,815
  90 Days or More*..............             20        13,294            15         8,300             34           23,664
                                      ----------   -----------    ----------   -----------      ----------     ----------
     Total Delinquency..........            561      $239,086           252      $100,800            244         $111,230
                                      ==========   ===========    ==========   ===========      ==========     ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          3.13%        3.54%         2.25%         2.23%          2.17%          2.52%

Loans in Foreclosure............             36     $ 24,910            36      $ 33,135             47       $ 43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.20%        0.37%         0.32%         0.73%          0.42%          0.99%
---------------------------------
         * Does not include loans subject to bankruptcy proceedings.



                                             PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                  (Dollars in Thousands)

                                                               Year Ended            Year Ended           Year Ended
                                                            December 31, 2000     December 31, 1999     December 31, 1998
                                                            -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $5,638,477            $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  14,570                11,243               12,711
                                                                ----------            ----------            ---------
Gross Charge-offs.................................              $      885            $    5,578            $   4,030
Recoveries........................................                       0                    16                    2
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $      885            $    5,562            $   4,028
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                    0.02%                 0.12%                0.08%


     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages 19 and 22, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:




                                  Mortgage Loan Principal Balances as of December 31, 2000

                                            Number of                                         % of Mortgage Pool
     Range of Principal Balances          Mortgage Loans           Principal Balance         by Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    1                     $  40,784.98                 0.12%
$50,000-54,999.99                               2                       101,708.99                 0.29%
$55,000-59,999.99                               1                        58,000.00                 0.16%
$75,000-99,999.99                               3                       270,424.77                 0.77%
$100,000-149,999.99                             9                     1,170,747.65                 3.33%
$150,000-199,999.99                             15                    2,707,557.53                 7.69%
$200,000-249,999.99                             12                    2,726,305.17                 7.74%
$250,000-299,999.99                             7                     2,001,254.71                 5.68%
$300,000-349,999.99                             11                    3,480,311.22                 9.88%
$350,000-399,999.99                             4                     1,507,721.57                 4.28%
$400,000-449,999.99                             6                     2,507,496.91                 7.12%
$450,000-499,999.99                             6                     2,913,833.76                 8.28%
$500,000-549,999.99                             6                     3,051,668.99                 8.67%
$550,000-599,999.99                             2                     1,164,603.33                 3.31%
$600,000-649,999.99                             3                     1,875,948.03                 5.33%
$650,000-699,999.99                             2                     1,349,790.34                 3.83%
$700,000-749,999.99                             3                     2,192,851.56                 6.23%
$750,000-799,999.99                             1                       789,736.86                 2.24%
$900,000-949,999.99                             1                       900,000.00                 2.56%
$950,000-999,999.99                             1                       999,166.80                 2.84%
$1,300,000-1,399,999.99                         1                     1,999,199.96                 3.97%
$1,900,000-1,999,999.99                         1                     1,999,199.96                 5.68%
                                      ------------------------------------------------------------------------------
               TOTALS                           98                  $35,208,529.80               100.00%
                                      ==============================================================================



                                      Margins as of December 31, 2000


                                            Number of                                         % of Mortgage Pool
             Margin (1)                   Mortgage Loans           Principal Balance         by Principal Balance
--------------------------------------------------------------------------------------------------------------------
               -0.25                            3                   $ 4,397,783.43                12.49%
              -0.125                            14                    8,623,837.78                24.49%
                   0                            46                   15,828,021.70                44.96%
                0.25                            27                    5,266,668.52                14.96%
                 0.5                            8                     1,092,218.37                 3.10%
                                      ------------------------------------------------------------------------------
               TOTALS                           98                  $35,208,529.80               100.00%
                                      ==============================================================================

------------------------

(1)      The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.

                                               --------------------

                                  The date of this Supplement is March 30, 2001.